Exhibit 11.1

Statement of Computation of Per Share Earnings
(dollars in millions except per share data)


                                            For the              For the
                                       13-weeks Ended        26-weeks Ended
                                        July 28, 1996         July 28, 1996

     Primary Earnings per Common Share:

     Net loss                              $     (2.2)           $   (5.7)

     Pro forma weighted
     average shares
     outstanding (000's)                        41,775               41,856
                                             ---------             -------
     Primary E.P.S.                         $   (0.05)            $  (0.14)


     Fully Diluted Earnings per Common Share:

     Net Loss                               $     (2.2)          $    (5.7)

     Pro forma weighted
     average shares
     outstanding (000's)                        42,036               41,986
                                             --------              --------
     Fully Diluted E.P.S.                   $   (0.05)            $  (0.14)